For Immediate Release	Contact:	Lacy Mezger
December 31, 2007		Guaranty Financial Group
214-360-4818
lacy.mezger@guarantygroup.com

Guaranty Financial Group Inc. Begins Trading on the New York Stock Exchange

Under the Symbol GFG

DALLAS – Guaranty Financial Group Inc., the holding company of Guaranty Bank, began trading today on the New York Stock Exchange under the symbol GFG marking its debut as an independent, publicly-traded company.

Guaranty Financial Group, with assets of approximately $16 billion, completed its spin out from Temple-Inland Inc., on December 28, 2007. Today’s commencement of trading marks the final step in introducing Guaranty as an independent company.

“The transformation into a publicly-traded company on the New York Stock Exchange marks a major milestone for Guaranty Financial Group that will allow us to continue creating significant value for our shareholders and enhance our delivery of high quality financial services to our clients,” said Ken Dubuque, Guaranty Financial Group President and CEO.

Guaranty Financial Group is the second largest publicly-traded financial institution holding company headquartered in Texas and one of the 50 largest publicly-traded financial institution holding companies based in the U.S. ranked by asset size. GFG operates Guaranty Bank which engages in consumer and business banking activities through a network of more than 150 banking centers in Texas and California. Guaranty Bank also provides financing to middle market companies, independent energy producers, and the real estate industry. The company also operates an insurance agency, Guaranty Insurance Services, Inc.

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